As filed with the Securities and Exchange Commission on May 22, 2020
Registration No. 333-_______
United States
Securities and Exchange Commission
Washington DC 20549
Form S-8
Registration Statement Under
the Securities Act of 1933
Bunge Limited
(Exact name of Registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0231912 (I.R.S. Employer Identification Number)
1391 Timberlake Manor Parkway
St. Louis, Missouri 63017
(Address of Principal Executive Office, Zip Code)
Bunge Limited 2016 Equity Incentive Plan
(Full title of the plan)
Gregory A. Billhartz, Esq.
Vice President, Deputy General Counsel and Corporate Secretary
Bunge Limited
1391 Timberlake Manor Parkway
St. Louis, Missouri 63017
(314) 292-2013
(Name and address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐
Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, par value $0.01 per share	5,100,000	$35.57	$181,407,000	$23,547

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers Common Shares, par value $0.01, of Bunge Limited (the “Registrant”) available for issuance under the Bunge Limited 2016 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares that may become issuable under the Plan to prevent dilution as a result of any stock dividend, stock split, recapitalization or similar transaction specified in the Plan.

(2)
Estimated solely for calculating the amount of the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act, the proposed maximum offering price and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Shares as reported on the New York Stock Exchange on May 20, 2020.

Explanatory Note
This Registration Statement on Form S-8 is filed by Bunge Limited (the “Company”) relating to 5,100,000 Common Shares, issuable to eligible participants under the Bunge Limited 2016 Equity Incentive Plan, as amended and restated (the “EIP”), which Common Shares are in addition to the 5,800,000 Common Shares, registered on the Company’s Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2016 (Commission File No. 333-211908) (the “Prior Registration Statement”).
This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of the Common Shares issuable under the EIP, are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Part II
Information Required in the Registration Statement
Item 8.    Exhibits.

Exhibit No.	Description of Document
4.1	Memorandum of Association of the Registrant (previously filed as an exhibit to the Registration Statement on Form F-1 (No. 333-65026), filed on July 13, 2001 and incorporated herein by reference).
4.2	Certificate of Deposit of Memorandum of Increase of Share Capital (previously filed as an exhibit to the Quarterly Report on Form 10-Q, filed on August 11, 2008 and incorporated herein by reference).
4.3	Registrant’s Bye-laws (amended and restated as of May 25, 2016) (previously filed as an exhibit to the Annual Report on Form 10-K, filed on February 28, 2017 and incorporated herein by reference).
5*	Opinion and Consent of Conyers Dill & Pearman Limited as to the legality of the common shares being registered.
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Conyers Dill & Pearman Limited (included in its opinion filed as Exhibit 5).
99.1	Bunge Limited 2016 Equity Incentive Plan, as Amended and Restated (previously filed as Appendix B to the proxy statement on Schedule 14A, filed on April 8, 2020 and incorporated herein by reference).

*Filed herewith.

Signatures
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, as of May 22, 2020.
Bunge Limited
By: /s/ GREGORY A. HECKMAN
Name: Gregory A. Heckman
Title: Chief Executive Officer

Power of Attorney
Each person whose signature appears below hereby constitutes and appoints Greg Heckman, John Neppl, Joseph Podwika and Gregory A. Billhartz, jointly and severally his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) and registrations statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed as of the 22nd day of May, 2020 by the following persons in the capacities indicated.

Signature	Title
/s/ GREGORY A. HECKMAN	Chief Executive Officer and Director
Gregory A. Heckman
/s/ JOHN W. NEPPL	Chief Financial Officer
John W. Neppl
/s/ J. MATTHEW SIMMONS, JR.	Controller and Chief Accounting Officer
J. Matthew Simmons, Jr.
/s/ SHEILA BAIR	Director
Sheila Bair
/s/ VINITA BALI	Director
Vinita Bali
/s/ CAROL M. BROWNER	Director
Carol M. Browner
/s/ ANDREW FERRIER	Director
Andrew Ferrier
/s/ PAUL J. FRIBOURG	Director
Paul J. Fribourg
/s/ J. ERIK FRYWALD	Director
Erik Frywalk
/s/ BERNARDO HEES	Director
Brenardo Hees
/s/ KATHLEEN HYLE	Director
Kathleen Hyle
/s/ HENRY W. "JAY" WINSHIP	Director
Henry W. "Jay" Winship
/s/ MARK ZENUK	Director
Mark Zenuk